Exhibit 10.1

April 1, 2025

Kurt Hoff

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Kurt:

We want to thank you for your dedicated service to Lantronix, Inc (“Lantronix” or “Company”) and to confirm the terms of your promotion as set forth in this letter. Your position and title with the Company will be Chief Revenue Officer effective April 1, 2025, subject to the terms and conditions of the certain letter agreement, dated as of February 23, 2024, by and between you and the Company (the “Letter Agreement”), as amended herein.

In the Letter Agreement, the section titled “BASE SALARY” is hereby amended to read as follows:

“The Company shall pay you a bi-weekly base salary in the amount of $14,423.08 ($375,000 on an annualized basis) less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.”

ACCEPTANCE

To indicate your agreement with the above, please sign the below and return a scanned copy via email to Human Resources at HR@lantronix.com.

Very truly yours,

LANTRONIX, INC.

/s/ Dennis Gallagher

Dennis Gallagher

Vice President, General Counsel and Corporate Secretary